Consent of Independent Registered Certified Public Accountants

December 5, 2008

Lantis Laser, Inc.
11 Stonebridge Court
Denville, NJ 07834

We consent to the inclusion in the Registration Statement of Amendment No. 7 to Form SB-2 on Form S-1/A of Lantis Laser, Inc., our audit report for Lantis Laser, Inc. (the “Company”) for the year ended December 31, 2007 dated April 16, 2008 except for Note 10 which is dated August 13, 2008. We consent to the inclusion of our review report in the Registration Statement on Form S-1 of Lantis Laser, Inc. for the nine months ended September 30, 2008 and 2007 dated December 4, 2008. We also consent to the use of our name in the section under “Experts”.

Respectfully submitted,

KBL, LLP

KBL, LLP
New York, NY

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